Exhibit 99.1

For Release: October 21, 2008	For Further Information:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports a First Quarter Net Loss of $6.2 Million

Board of Directors Maintains Quarterly Dividend

Highlights

•

Net loss for the first quarter of fiscal 2009 was $6.2 million, down from net income of $2.9 million in the fourth quarter of fiscal 2008 and down from net income of $6.3 million in the first quarter of fiscal 2008;

•	A loss of $9.3 million or $7.8 million net of tax was recorded this quarter on a decline in the fair value of Fannie Mae preferred stock and a mutual fund investment;

•	The allowance for loan losses grew $3.2 million or 11.4% during the current quarter to $31.4 million or 1.19% of loans, up from 1.07% of loans at June 30, 2008;

•	The Board of Directors declared their 39th consecutive quarterly cash dividend. The dividend was $0.085 per share, the same as the preceding quarter;

•	Net interest margin increased to 3.07% for the quarter ended September 30, 2008, up from 2.94% in the prior year quarter.

Summary

Warren, Ohio — October 21, 2008 — First Place Financial Corp. (Nasdaq: FPFC) reported a net loss of $6.2 million for the quarter ended September 30, 2008, a decrease of $12.5 million compared with net income of $6.3 million for the quarter ended September 30, 2007. The decline was primarily due to an increase of $5.4 million in the provision for loan losses and a $9.3 million charge for a decline in the fair value of securities, partially offset by a $4.1 million decrease in income tax expense. Net loss per share for the current quarter was $0.37 compared with earnings per share of $0.38 for the same quarter in the prior year. Return on average equity for the current quarter was -7.74% compared with 7.72% for the prior year quarter. Return on average tangible equity for the current quarter was -11.71% compared with 11.60% for the quarter ended September 30, 2007.

The net loss of $6.2 million for the quarter ended September 30, 2008 represented a decrease of $9.1 million from net income of $2.9 million for the preceding quarter ended June 30, 2008. The pre-tax charge of $9.3 million for the decline in the fair value of securities was the primary cause for this decrease. Net loss per share was $0.37 for the current quarter compared to earnings per share of $0.18 for the preceding quarter ended June 30, 2008. Return on average equity for the current quarter was -7.74% compared with 3.75% for the preceding quarter ended June 30, 2008.

Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles (GAAP) that exclude certain unusual or nonrecurring items of revenue or expense. The $45 thousand pre-tax charge for merger, integration and restructuring expenses relating to the acquisition of Camco Financial Corporation for the first quarter of fiscal 2009 has been excluded from core earnings. Core earnings in the preceding quarter ended June 30, 2008 did not include the $0.5 million pre-tax charge for merger, integration and restructuring expenses related to the acquisition of OC Financial, Inc. There were no differences between core earnings and GAAP earnings for the quarter ended September 30, 2007. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures beginning on page five of this release and the Reconciliation of GAAP Net Income to Core Earnings on page nine.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “For more than a year we have been dealing with economic challenges in our regional markets, particularly in the market for residential real estate in Michigan and Ohio. This quarter we have also experienced unprecedented disruption in national and international debt and equity markets and rapid declines in the liquidity and solvency of large financial intermediaries. Our federal government has taken a number of steps over the past 120 days to stabilize markets and increase liquidity. Unfortunately, each time the government intervenes they circumvent the market system and create winners and losers. When the government acted on September 7, 2008 to place Fannie Mae in conservatorship and suspend future dividends on preferred stock we lost more than 85% of the value of our investment in Fannie Mae preferred stock and recorded a write-down of $8.0 million. In addition, we wrote down our investment in a mutual fund by $1.3 million. Absent those write-downs, the remainder of our operations generated $1.6 million in after-tax income in spite of an increase in nonperforming loans and real estate owned. The Company continues to perform well in the areas of net interest margin, mortgage banking gains and control of noninterest expense not related to nonperforming assets.”

Revenue

Net interest income for the first quarter of fiscal 2009 was $23.0 million, an increase of $1.6 million or 7.4% over $21.4 million in the first quarter of fiscal 2008. This increase was the result of a 2.6% increase in average earning assets in the current quarter compared with the same quarter in the prior year and an increase in the net interest margin of 13 basis points to 3.07% for the current quarter from 2.94% for the same quarter in the prior year. Net interest income of $23.0 million for the quarter ended September 30, 2008 was an increase of $0.1 million over net interest income of $22.9 million for the quarter ended June 30, 2008 while net interest margin of 3.07% for the current quarter decreased from net interest margin of 3.13% for the preceding quarter. Approximately half of the decrease in net interest margin from the June 2008 quarter was due to the increase in nonperforming loans. The remainder was due to rising liability costs caused by liquidity disruptions in national markets which impacted local deposit pricing.

Noninterest income for the first quarter of fiscal 2009 was a loss of $1.6 million, a decrease of $11.8 million or 115.7% compared with $10.2 million in the first quarter of fiscal 2008. This decrease was primarily due to a charge of $9.3 million for the decline in the fair value of securities, a $1.5 million decrease in the gain on sale of loan servicing rights, a decrease of $0.4 million in net gains on sale of securities and a $0.1 million decrease in mortgage banking gains.

Effective July 1, 2008 management elected to account for Fannie Mae preferred stock and a mutual fund investment at fair value under Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Assets and Financial Liabilities.” As a result, the current quarter decrease and future increases and decreases in the value of these securities will be recorded in earnings. Management took this action due to the recent volatility in the financial condition of Fannie Mae and volatility in the securities market in general, the subjective nature of determining other-than-temporary impairment and to more fully reflect both increases in value as well as declines in value through fair value accounting. There was no impact to adopting fair value for these securities as of July 1, 2008 as the Company had previously recorded them at fair value on June 30, 2008 under the other-than-temporary impairment guidelines. The $9.3 million charge for the change in the fair value of securities was due to a decline in the fair value of Fannie Mae preferred stock from $9.3 million at June 30, 2008 to $1.3 million at

September 30, 2008 and a decline in the fair value of a mutual fund investment from $15.5 million at June 30, 2008 to $14.2 million at September 30, 2008. Recent government actions placing Fannie Mae under conservatorship and suspending future dividends resulted in a decline in the value of this security. The decline in the value of the mutual fund was due to increases in the spreads between the yield of the underlying mortgage-backed securities and treasury yields. The Bank remains well capitalized under regulatory capital standards at September 30, 2008 after recording the fair value changes.

Management also elected to account for loans held for sale at fair value effective July 1, 2008 under Statement of Financial Accounting Standard No. 159. The adoption of fair value accounting for loans held for sale results in the consistent use of fair value accounting for commitments to make loans, commitments to sell loans and for loans held for sale. The impact of recording loans held for sale at fair value as of July 1, 2008 was to increase loans held for sale by $0.3 million, increase beginning retained earnings by $0.2 million and increase the liability for deferred income taxes by $0.1 million. Other income - nonbank for the current quarter was $0.9 million, a decrease of $0.4 million or 27.3% compared with the same quarter in the prior year. The decrease in other income – nonbank was primarily due to decreases in investment and real estate commissions related to the economic slowdown in the Company’s market area.

Noninterest Expense

Noninterest expense for the first quarter of fiscal year 2009 was $21.4 million, an increase of $1.0 million or 4.6% compared with $20.4 million in the first quarter of fiscal year 2008. Salaries and employee benefit costs increased $0.3 million or 2.5% and occupancy and equipment costs increased $0.3 million or 10.1%, both primarily related to the acquisitions of Hicksville Building, Loan and Savings Bank (HBLS Bank) in October 2007 and OC Financial, Inc. in June 2008. Real estate owned expense increased $0.7 million, which was related to an increase in the volume of properties added to real estate owned in recent months and write-downs taken to reflect the continuing decline in the value of residential property during the current quarter. Noninterest expense as a percent of average assets was 2.56% for the quarter ended September 30, 2008, relatively unchanged compared with 2.55% for the same quarter in the prior year. Real estate owned expense as a percent of average assets was 0.13% for the quarter ended September 30, 2008 compared with 0.05% for the quarter ended September 30, 2007. Therefore, the portion of noninterest expense not directly related to asset quality issues was 2.43% of average assets for the quarter ended September 30, 2008 compared with 2.50% for the quarter ended September 30, 2007.

Core noninterest expense excludes merger, integration and restructuring costs. Core noninterest expense for the quarter ended September 30, 2008 was $21.3 million, an increase of $0.9 million or 4.3% over core noninterest expense of $20.4 million in the same quarter in the prior year.

Noninterest expense for the first quarter of fiscal 2009 of $21.4 million increased $0.2 million or 0.7% from $21.2 million in the fourth quarter of fiscal 2008. The increase was primarily due to an increase in salaries and employee benefits, partially offset by a decrease in merger, integration and restructuring expenses. Noninterest expense as a percent of average assets decreased to 2.56% in the current quarter compared with 2.60% in the fourth quarter of fiscal 2008.

Steven Lewis commented, “I am pleased that we have been able to improve our management of overhead and the efficiency of our operation while adding three additional retail locations through the HBLS and OC Financial acquisitions as indicated by a reduction in noninterest expense not related to real estate owned as a percent of average assets. We remain dedicated to applying the same degree of efficiency to our real estate owned operations as we look to bring real estate owned balances down over future quarters.”

Asset Quality

Nonperforming assets, which are comprised of nonperforming loans and real estate owned, were $89.4 million at September 30, 2008, or 2.70% of total assets, up $15.0 million from $74.4 million or 2.23% of total assets at June 30, 2008.

Nonperforming loans were $62.9 million at September 30, 2008, or 2.39% of total loans, up $12.2 million from $50.7 million or 1.91% of total loans at June 30, 2008. Real estate owned was $26.5 million at September 30, 2008, up $2.8 million from $23.7 million at June 30, 2008. First Place works with borrowers to avoid foreclosure if at all possible. Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, First Place often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process. First Place has been pursuing deeds in lieu of foreclosure aggressively since January 1, 2008. From January 1, 2008 through June 30, 2008 this resulted in growing real estate owned more rapidly than nonperforming loans on a percentage basis. Over the long term, pursuing deeds in lieu of foreclosure should result in a significant reduction in the holding period for nonperforming assets and reduce economic losses. Single family residential properties represented $20.5 million of the $26.5 million balance of real estate owned at September 30, 2008.

Net charge-offs were $4.1 million in the current quarter which was an increase of $2.5 million over net charge-offs of $1.6 million in the prior year quarter and a decrease of $1.3 million from net charge-offs of $5.4 million in the preceding quarter. Each quarter management performs a review of estimated probable incurred credit losses in the loan portfolio. Based on this analysis, a provision for loan losses of $7.4 million was recorded for the quarter ended September 30, 2008. That provision was a $5.4 million increase over the provision of $2.0 million recorded in the quarter ended September 30, 2007 and a $2.8 million increase from the provision of $4.6 million recorded in the preceding quarter. The allowance for loan losses increased $5.2 million to $31.4 million at September 30, 2008, from $26.2 million at September 30, 2007. The ratio of the allowance for loan losses to total loans was 1.19% at September 30, 2008, compared with 1.07% at June 30, 2008 and 1.03% at September 30, 2007. The allowance for loss on loans as a percent of nonperforming loans was 50.0% at September 30, 2008 down from 55.6% at June 30, 2008. Another factor considered in determining the level of the allowance is the type of collateral. Of the total nonperforming loans at September 30, 2008, 98% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the majority of the loan balance is recovered by liquidating the real estate.

Steven Lewis commented, “We have continued to experience depressed real estate values in the markets where we lend, resulting in an unsatisfactory level of nonperforming loans. Our greatest exposure exists in our loans to builders to develop residential building lots and build new homes. During the current quarter we have reduced our exposure to residential builders to $92 million at September 30, 2008 from $100 million at June 30, 2008. Reducing our concentrations of credit in construction and development lending and the disposition of nonperforming assets remain our highest priorities. In the meantime, we continue to fully recognize the cost of our current delinquent and nonperforming loans through our provision for loan losses. We remain committed to reducing nonperforming assets in the coming months.”

Balance Sheet Activity

Assets were $3.316 billion at September 30, 2008, compared with $3.341 billion at June 30, 2008, a decrease of $25 million or 0.8%. The majority of this decrease was accounted for by a decline in portfolio loans and an increase in the allowance for loan losses. Total portfolio loans were $2.631 billion at September 30, 2008, a decrease of $18 million from June 30, 2008. Commercial loans increased $12 million during the first quarter of fiscal 2009, or 1.0%, to $1.246 billion. Commercial loans now account for 47.4% of the loan portfolio up from 46.6% at June 30, 2008. Mortgage and construction loans decreased $26 million during the current quarter and consumer loans decreased $4 million during the same period. Loans held for sale declined $6 million to $66 million at September 30, 2008 compared with $72 million at June 30, 2008.

Deposits totaled $2.406 billion at September 30, 2008, an increase of $37 million since June 30, 2008. We experienced a decrease of $74 million during the quarter in deposits generated through our retail branch deposit network. This occurred as we were unwilling to compete with rates paid by local competitors who have been pricing deposits aggressively to satisfy their liquidity needs. As an alternative, we grew deposits obtained from national brokers by $111 million at rates that were lower than those of local competitors. Total borrowings decreased $51 million to $571 million at September 30, 2008, compared with June 30, 2008.

Shareholders’ equity remains strong; it was $311 million at September 30, 2008, down $8 million from June 30, 2008. The decline was primarily due to the net loss of $6 million during the first quarter of fiscal 2009. Shareholders’ equity as a percent of assets was 9.38% at September 30, 2008, down from 9.55% at June 30, 2008 and down from 10.08% at September 30, 2007. Tangible equity to tangible assets decreased to 6.37% at September 30, 2008 down from 6.55% at June 30, 2008 and down from 6.96% at September 30, 2007. First Place Bank remains well capitalized under regulatory capital standards.

Steven Lewis noted, “This quarter we continued to grow commercial loans, but deliberately at a slower place than in the past several years. Our first objective in adding new commercial loans is credit quality. Asset growth is secondary.”

Pending Acquisition

On May 7, 2008, the Company announced that it had signed a definitive agreement to acquire Camco Financial Corporation (Camco), the holding company for Advantage Bank headquartered in Cambridge, Ohio. As of June 30, 2008, Camco had approximately $1.026 billion in assets and currently operates 23 offices in Ohio, Kentucky and West Virginia. The transaction is expected to have little or no impact on regulatory capital and contribute positively to the Company’s earnings per share, excluding one-time merger, integration and restructuring costs, in its fiscal year ending June 30, 2009. The transaction is subject to the approval of First Place shareholders, Camco shareholders, and regulatory authorities and is expected to close during the Company’s second fiscal quarter ending December 31, 2008.

Board Actions

At its regular meeting held on October 21, 2008, the Board of Directors declared a per share cash dividend of $0.085 payable on November 13, 2008, to shareholders of record as of the close of business on October 30, 2008. This dividend is at the same level as the dividend declared in July 2008 and a 50% reduction from the dividend declared in April 2008.

About First Place Financial Corp.

First Place Financial Corp. is a $3.3 billion financial services holding company based in Warren, Ohio. First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 18 loan production offices through the First Place Bank and the Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC, APB Financial Group, Ltd. and American Pension Benefits, Inc. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pre-tax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page nine.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended September 30,		Percent Change
(Dollars in thousands, except share data)	2008	2007
Interest income	$44,460	$48,507	(8.3)%
Interest expense	21,505	27,135	(20.7)

Net interest income	22,955	21,372	7.4
Provision for loan losses	7,351	1,961	274.9

Net interest income after provision for loan losses	15,604	19,411	(19.6)
Noninterest income
Service charges on deposit accounts	2,142	1,997	7.3
Net gains on sale of securities	319	733	(56.5)
Change in the fair value of securities	(9,320)	—	N/M
Mortgage banking gains	1,775	1,856	(4.4)
Gain on sale of loan servicing rights	—	1,471	N/M
Loan servicing income (loss)	(44)	290	(115.2)
Other income – bank	1,689	1,718	(1.7)
Insurance commission income	892	820	8.8
Other income – nonbank	949	1,306	(27.3)

Total noninterest income	(1,598)	10,191	(115.7)
Noninterest expense
Salaries and employee benefits	10,627	10,366	2.5
Occupancy and equipment	3,399	3,087	10.1
Professional fees	845	774	9.2
Loan expenses	727	574	26.7
Marketing	578	796	(27.4)
Merger, integration & restructuring	45	—	N/M
State and local taxes	174	224	(22.3)
Amortization of intangible assets	806	1,121	(28.1)
Real estate owned expense	1,080	404	167.3
Other expense	3,079	3,083	(0.1)

Total noninterest expense	21,360	20,429	4.6
Income (loss) before income tax expense	(7,354)	9,173	(180.2)
Income tax expense (benefit)	(1,195)	2,919	(140.9)

Net income (loss)	$(6,159)	$6,254	(198.5)

SHARE DATA:
Basic earnings (loss) per share	$(0.37)	$0.38	(197.4)%
Diluted earnings (loss) per share	$(0.37)	$0.38	(197.4)
Cash dividends per share	$0.085	$0.155	(45.2)
Average shares outstanding - basic	16,547,160	16,474,604	0.4
Average shares outstanding - diluted	16,547,160	16,590,256	(0.3)

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	Sept. 30, 2008 (Unaudited)	June 30, 2008	Mar. 31, 2008 (Unaudited)	Dec. 31, 2007 (Unaudited)	Sept. 30, 2007 (Unaudited)
ASSETS
Cash and due from banks	$65,444	$59,483	$52,351	$47,268	$54,866
Interest-bearing deposits in other banks	5,992	4,151	5,049	13,583	19,496
Fed funds sold	150	5,608	—	—	—
Securities available for sale	278,989	284,433	275,519	267,709	268,610
Loans held for sale	66,039	72,341	85,372	72,547	60,646
Loans
Mortgage and construction	989,003	1,015,010	1,018,083	1,081,719	1,095,060
Commercial	1,245,998	1,234,130	1,212,947	1,173,115	1,070,159
Consumer	395,942	399,637	384,629	393,383	383,229

Total loans	2,630,943	2,648,777	2,615,659	2,648,217	2,548,448
Less allowance for loan losses	31,428	28,216	28,874	26,360	26,165

Loans, net	2,599,515	2,620,561	2,586,785	2,621,857	2,522,283
Federal Home Loan Bank stock	36,221	35,761	34,523	34,100	33,209
Premises and equipment, net	40,328	40,089	50,902	51,568	46,415
Premises and equipment held for sale, net	13,491	13,555	—	—	—
Goodwill	93,741	93,626	91,978	91,835	91,692
Core deposit and other intangibles	12,767	13,573	13,998	15,108	15,587
Other assets	103,276	97,865	92,507	88,699	89,791

Total assets	$3,315,953	$3,341,046	$3,288,984	$3,304,274	$3,202,595

LIABILITIES
Deposits
Noninterest-bearing checking	$222,305	$248,851	$227,994	$228,019	$226,710
Interest-bearing checking	158,298	159,874	155,941	157,742	145,925
Savings	438,410	475,835	453,609	432,644	403,630
Money market	305,320	359,801	362,711	391,027	394,748
Certificates of deposit	1,281,294	1,124,731	1,128,340	1,090,411	1,060,222

Total deposits	2,405,627	2,369,092	2,328,595	2,299,843	2,231,235
Short-term borrowings	156,173	197,100	150,214	222,471	224,736
Long-term debt	414,448	424,374	464,371	436,518	384,450
Other liabilities	28,790	31,513	32,106	33,353	39,466

Total liabilities	3,005,038	3,022,079	2,975,286	2,992,185	2,879,887

SHAREHOLDERS’ EQUITY	310,915	318,967	313,698	312,089	322,708

Total liabilities and shareholders’ equity	$3,315,953	$3,341,046	$3,288,984	$3,304,274	$3,202,595

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
(Dollars in thousands except per share data)	9/30/08 1st Qtr FY 2009	6/30/08 4th Qtr FY 2008	3/31/08 3rd Qtr FY 2008	12/31/07 2nd Qtr FY 2008	9/30/07 1st Qtr FY 2008
EARNINGS (GAAP)
Tax equivalent net interest income	$23,358	23,241	22,246	21,930	21,746
Net interest income	$22,955	22,861	21,835	21,558	21,372
Provision for loan losses	$7,351	4,631	4,680	5,195	1,961
Noninterest income	$(1,598)	6,124	9,936	714	10,191
Noninterest expense	$21,360	21,209	19,972	22,455	20,429
Net income (loss)	$(6,159)	2,914	4,769	(3,147)	6,254
Basic earnings (loss) per share	$(0.37)	0.18	0.30	(0.20)	0.38
Diluted earnings (loss) per share	$(0.37)	0.18	0.30	(0.20)	0.38

PERFORMANCE RATIOS (GAAP) (annualized)
Return on average assets	(0.74)%	0.36%	0.59%	(0.39)%	0.78%
Return on average equity	(7.74)%	3.75%	6.11%	(3.93)%	7.72%
Return on average tangible assets	(0.76)%	0.37%	0.61%	(0.40)%	0.81%
Return on average tangible equity	(11.71)%	5.66%	9.25%	(5.91)%	11.60%
Net interest margin, fully tax equivalent	3.07%	3.13%	2.98%	2.92%	2.94%
Efficiency ratio	98.16%	72.23%	62.06%	99.17%	63.97%
Noninterest expense as a percent of average assets	2.56%	2.60%	2.45%	2.76%	2.55%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income (loss)	$(6,159)	2,914	4,769	(3,147)	6,254
Merger, integration and restructuring, net of tax	$29	293	—	514	—
Core earnings (loss)	$(6,130)	3,207	4,769	(2,633)	6,254

CORE EARNINGS
Core earnings (loss)	$(6,130)	3,207	4,769	(2,633)	6,254
Basic core earnings (loss) per share	$(0.37)	0.20	0.30	(0.16)	0.38
Core diluted earnings (loss) per share	$(0.37)	0.20	0.30	(0.16)	0.38

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	(0.73)%	0.39%	0.59%	(0.32)%	0.78%
Core return on average equity	(7.71)%	4.13%	6.11%	(3.28)%	7.72%
Core return on average tangible assets	(0.76)%	0.41%	0.61%	(0.33)%	0.81%
Core return on average tangible equity	(11.65)%	6.23%	9.25%	(4.94)%	11.60%
Core net interest margin, fully tax equivalent	3.07%	3.13%	2.98%	2.92%	2.94%
Core efficiency ratio	97.95%	70.69%	62.06%	95.68%	63.97%
Core noninterest expense as a percent of average assets	2.56%	2.55%	2.45%	2.66%	2.55%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
(Dollars in thousands except per share data)	9/30/08 1st Qtr FY 2009	6/30/08 4th Qtr FY 2008	3/31/08 3rd Qtr FY 2008	12/31/07 2nd Qtr FY 2008	9/30/07 1st Qtr FY 2008
CAPITAL
Equity to total assets at end of period	9.38%	9.55%	9.54%	9.45%	10.08%
Tangible equity to tangible assets	6.37%	6.55%	6.53%	6.42%	6.96%
Book value per share	$18.32	18.79	19.11	19.01	19.24
Tangible book value per share	$12.04	12.48	12.65	12.50	12.85
Period-end market value per share	$12.85	9.40	13.00	13.99	17.70
Dividends declared per common share	$0.085	0.170	0.170	0.170	0.155
Common stock dividend payout ratio	N/M	94.44%	56.67%	N/M	40.79%
Period-end common shares outstanding (000)	16,973	16,973	16,418	16,416	16,770
Average basic shares outstanding (000)	16,547	15,986	15,969	16,096	16,475
Average diluted shares outstanding (000)	16,547	15,992	15,999	16,096	16,590

ASSET QUALITY
Net charge-offs	$4,140	5,434	2,165	5,254	1,647
Annualized net charge-offs to average loans	0.63%	0.85%	0.33%	0.80%	0.26%
Nonperforming loans (NPLs)	$62,860	50,722	57,480	46,322	36,832
NPLs as a percent of total loans	2.39%	1.91%	2.20%	1.75%	1.45%
Nonperforming assets (NPAs)	$89,433	74,417	70,692	55,914	46,848
NPAs as a percent of total assets	2.70%	2.23%	2.15%	1.69%	1.46%
Allowance for loan losses	$31,428	28,216	28,874	26,360	26,165
Allowance for loan losses as a percent of loans	1.19%	1.07%	1.10%	1.00%	1.03%
Allowance for loan losses as a percent of NPLs	50.00%	55.63%	50.23%	56.91%	71.04%

MORTGAGE BANKING
Mortgage originations	$263,900	333,000	335,700	282,400	330,700
Mortgage banking gains	$2,064	2,398	3,938	1,065	1,856
Mortgage servicing portfolio	$1,498,521	1,425,915	1,357,944	1,228,283	1,062,742
Mortgage servicing rights	$14,457	14,272	13,402	11,721	10,876
Mortgage servicing rights valuation (loss) recovery	$(292)	350	(145)	(305)	—
Mortgage servicing rights / Mortgage servicing portfolio	0.96%	1.00%	0.99%	0.95%	1.02%

END OF PERIOD BALANCES
Assets	$3,315,953	3,341,046	3,288,984	3,304,274	3,202,595
Deposits	$2,405,627	2,369,092	2,328,595	2,299,843	2,231,235
Shareholders’ equity	$310,915	318,967	313,698	312,089	322,708
Tangible shareholders’ equity	$204,407	211,768	207,722	205,146	215,429

AVERAGE BALANCES
Loans	$2,608,491	2,584,075	2,625,799	2,613,435	2,551,278
Loans held for sale	$65,614	84,488	74,675	60,112	82,538
Earning assets	$3,016,618	2,990,206	3,007,062	2,989,442	2,939,959
Assets	$3,308,996	3,277,762	3,276,830	3,236,941	3,185,983
Deposits	$2,394,237	2,330,860	2,323,244	2,279,620	2,225,830
Shareholders’ equity	$315,519	312,476	313,888	318,909	322,372
Tangible shareholders’ equity	$208,705	207,018	207,400	211,933	214,555